UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2001

JDS Uniphase Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State of Other Jurisdiction of Incorporation)

0-22874	94-2579683
(Commission File Number)	(IRS Employer Identification Number)

210 Baypointe Parkway
San Jose, California    95134

(Address of principal executive offices including zip code)

(408) 434-1800
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

This form 8-K/A amends Form 8-K filed with the Securities and Exchange Commission on February 26, 2001 (the "Original Form 8-K") by including the financial statements and pro forma financial information referred to below.

Item 7. Financial Statements, Pro Forma Information and Exhibits

(a) Financial Statements of Business Acquired

  Report of Ernst & Young LLP, Independent Auditors
  Report of Arthur Andersen, Chartered Accountants
  Consolidated balance sheets as of December 31, 2000 and 1999
  Consolidated statements of operations for the years ended December 31, 2000, 1999 and 1998
  Consolidated statements of stockholders' equity for the years ended December 31, 2000, 1999 and 1998
  Condolidated statements of cash flows for the years ended December 31, 2000, 1999 and 1998
  Notes to consolidated financial statements as of December 31, 2000

(b) Pro Forma Financial Information

Pro Forma Combined Consolidated Financial Statements (unaudited)

  Pro Forma Combined Consolidated Statements of Operations for the year ended June 30, 2000
  Pro Forma Combined Consolidated Statements of Operations for the six months ended December 31, 2001
  Notes to Pro Forma Combined Consolidated Financial Statements

(c) Exhibits
23.1 23.2	Consent of Ernst & Young LLP, Independent Auditors Consent of Arthur Andersen, Chartered Accountants

Item 7. Financial Statements, Pro Forma Information and Exhibits

  Financial Statements of Businesses Acquired

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
SDL, Inc.

We have audited the accompanying consolidated balance sheets of SDL, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of IOC International plc, which statements reflect a net loss of $4.9 million in 1998. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for IOC International plc, is based solely on the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SDL, Inc. at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

San Jose, California
January 22, 2001

REPORT OF INDEPENDENT AUDITORS

To IOC International plc:

We have audited the consolidated balance sheet of IOC International plc as of 30 September 1998 and the related profit and loss account and cash flow statement for the year then ended. These financial statements are not presented separately herein, but are presented on pages III-3 to III-18 of the Registration Statement of SDL, Inc on Form S-4 No 333-75639.

Respective responsibilities of directors and auditors

The company's directors are responsible for the preparation of the financial statements. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

Basis of opinion

We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the circumstances of the company consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

Opinion

In our opinion the financial statements give a true and fair view of the state of affairs of the group as at 30 September 1998, and of the group's loss and cash flows for the year then ended, in accordance with Generally Accepted Accounting Principles in the United Kingdom.

Reconciliation to US GAAP

Accounting practices used by the group in preparing the accompanying financial statements conform with Generally Accepted Accounting Principles in the United Kingdom, but do not conform with accounting principles generally accepted in the United States. A description of these differences and a reconciliation of net loss or profit and shareholders' equity to United States Generally Accepted Accounting Principles is set out in note 24.

/s/ Arthur Andersen
Chartered Accountants
Cambridge, England

15 December 1998

SDL, INC.

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2000	1999
	(In thousands, except per share and share data)
ASSETS
Current assets:
Cash and cash equivalents	$ 258,253	$ 153,016
Short-term marketable securities	155,883	161,120
Accounts receivable, net	112,273	41,445
Inventories	66,550	32,070
Prepaid expenses and other current assets	12,662	3,659
Total current assets	605,621	391,310

Property and equipment, net	125,591	59,772
Purchased intangibles and goodwill, net	2,639,991	2,948
Other assets	7,670	6,923
Total assets	$3,378,873	$ 460,953

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 38,093	$ 18,277
Accrued payroll and related expenses	20,489	10,717
Income taxes payable	9,428	1,093
Other accrued liabilities	26,836	5,961
Total current liabilities	94,846	36,048

Long-term liabilities	6,198	4,757

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value:
Authorized shares - 1,000,000; none issued	-	-
Common stock, $0.001 par value:
Authorized shares - 140,000,000; Issued and outstanding shares - 87,613,452 and 71,485,984 in 2000 and 1999, respectively	87	36
Additional paid-in capital	3,580,308	426,029
Accumulated other comprehensive income	74	1,557
Accumulated deficit	(302,640)	(7,474)
Total stockholders' equity	3,277,829	420,148
Total liabilities and stockholders' equity	$3,378,873	$ 460,953

See accompanying notes.

SDL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2000	1999	1998
	(In thousands, except per share data)

Revenue	$ 504,835	$ 187,021	$ 112,792
Cost of revenue	239,644	107,238	74,061
Gross profit	265,191	79,783	38,731

Operating expenses:
Research and development	40,136	19,043	12,659
Selling, general, and administrative	58,582	26,695	17,593
Merger costs	4,019	2,677	-
In-process research and development	27,400	1,495	-
Amortization of purchased intangibles and goodwill	376,005	809	777
Total operating expenses	506,142	50,719	31,029

Operating income (loss)	(240,951)	29,064	7,702

Interest income and other, net	22,126	5,429	1,284
Income (loss) before income taxes	(218,825)	34,493	8,986
Provision for income taxes	76,341	9,280	1,083
Net income (loss)	$(295,166)	$25,213	$7,903

Net income (loss) per share-basic	($3.63)	$0.39	$0.14
Net income (loss) per share-diluted	($3.63)	$0.37	$0.13

Number of weighted average shares-basic	81,308	64,320	57,436
Number of weighted average shares-diluted	81,308	68,470	60,724

See accompanying notes.

SDL, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders' Equity
Balance at December 31, 1997	56,505,252	$14	$128,652	$70	$(39,454)	$89,282
Net Income	-	-	-	-	7,903	7,903
Cumulative translation adjustment	-	-	-	748	-	748
Unrealized gain on investments	-	-	-	69	-	69
Comprehensive Income						8,720
Proceeds from issuance of common stock, net	435,288	-	5,522	-	-	5,522
Issuance of stock pursuant to employee stock plans	2,455,780	1	4,463	-	-	4,464
Income tax benefit from exercise of employee stock options	-	-	218	-	-	218
Balance at December 31, 1998	59,396,320	15	138,855	887	(31,551)	108,206
Net Income	-	-	-	-	25,213	25,213
Cumulative translation adjustment	-	-	-	(710)	-	(710)
Unrealized gain on investments	-	-	-	1,380	-	1,380
Comprehensive Income						25,883
Compensation expense on issuance of stock options to third parties	-	-	1,360	-	-	1,360
Stock-split effected in the form of a stock dividend	-	15	(15)	-	-	-
IOC net loss for the three months ended December 31, 1998	-	-	-	-	(1,136)	(1,136)
Proceeds from issuance of common stock, net	6,785,000	3	266,298	-	-	266,301
Issuance of stock pursuant to employee stock plans	5,304,664	3	12,669	-	-	12,672
Income tax benefit from exercise of employee stock options	-	-	6,862	-	-	6,862
Balance at December 31, 1999	71,485,984	36	426,029	1,557	(7,474)	420,148
Net loss	-	-	-	-	(295,166)	(295,166)
Cumulative translation adjustment	-	-	-	(1,920)	-	(1,920)
Unrealized gain on investments	-	-	-	437	-	437
Comprehensive Loss						(296,649)
Compensation expense related to stock options	-	-	16,949	-	-	16,949
Stock-split effected in the form of a stock dividend	-	36	(36)	-	-	-
Issuance of stock pursuant to employee stock plans	3,852,741	3	22,710	-	-	22,713
Issuance of common stock pursuant to acquisitions and related tax benefits	12,274,727	12	3,044,999	-	-	3,045,011
Income tax benefit from exercise of employee stock options	-	-	69,657	-	-	69,657
Balance at December 31, 2000	87,613,452	$87	$3,580,308	$74	$(302,640)	$3,277,829

See accompanying notes.

SDL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2000	1999	1998
	(In thousands)
Operating activities:
Net income (loss)	$(295,166)	$ 25,213	$ 7,903
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	20,963	10,914	7,919
Amortization of purchased intangibles and goodwill	376,005	809	777
In-process research and development	27,400	1,495	-
Stock compensation expense	16,949	1,360	-
Tax benefits from employee stock options	69,657	6,862	218
Deferred income taxes	460	-	(948)
Changes in operating assets and liabilities:
Accounts receivable	(52,845)	(18,284)	(1,472)
Inventories	(25,377)	(9,642)	(6,104)
Accounts payable	14,435	8,132	356
Accrued payroll and related expenses	9,533	8,170	(341)
Income taxes payable	2,880	(797)	1,062
Other accrued liabilities	11,986	1,935	(1,072)
Other	(10,715)	(1,533)	2,059
Total adjustments	461,331	9,421	2,454
Net cash provided by operating activities	166,165	34,634	10,357

Investing activities:
Acquisition of property and equipment, net	(69,448)	(29,898)	(14,075)
Purchase of marketable securities	(143,606)	(357,756)	(76,426)
Sales and maturities of marketable securities	152,853	218,626	81,874
Acquisition of businesses, net of cash acquired	(22,406)	(5,205)	-
Net cash used in investing activities	(82,607)	(174,233)	(8,627)

Financing activities:
Issuance of stock pursuant to employee stock plans	22,710	12,672	4,464
Issuance of common stock	-	266,321	5,686
Other	(1,031)	(2,238)	(1,027)
Net cash provided by financing activities	21,679	276,755	9,123

Net increase in cash and cash equivalents	105,237	137,156	10,853
Net cash activity for IOC for the three months ended December 31,1998	-	(1,163)	-
Cash and cash equivalents at beginning of year	153,016	17,023	6,170
Cash and cash equivalents at end of year	$ 258,253	$ 153,016	$ 17,023

Supplemental disclosures of cash flow information:
Cash paid for income taxes, net	$ 1,299	$ 3,245	$ 629

Non-cash transactions:
Stock issued in connection with acquisitions	$3,045,011	$ -	$ -

See accompanying notes.

SDL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2000

1. Organization and Summary of Significant Accounting Policies

Organization

SDL, Inc. (the Company), a Delaware corporation, is a world leader in providing products for optical communications and related markets. Our products enable the transmission of data, voice, and Internet information over fiber optic networks to meet the needs of telecommunication, dense wavelength division multiplexing, or DWDM, cable television and metro communications applications. Our products allow customers to meet the need for increasing bandwidth by expanding their fiber optic communication networks more quickly and efficiently than by using conventional electronic and optical technologies. The Company's revenue is derived primarily from the sale of standard and customized products to a diverse worldwide customer base utilizing various market applications.

On February 13, 2001, the Company was acquired by JDS Uniphase. See Note 13, "Subsequent Events."

Basis of Presentation

The consolidated financial statements include SDL and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated. The Company has operations in the United States and international operations in Canada and the United Kingdom.

In 1997, SDL changed its year-end from a calendar year ending December 31, to a 52-53 week year ending on the Friday closest to December 31. The Company's 2000, 1999 and 1998 fiscal years ended December 29, 2000, December 31, 1999, and January 1, 1999, respectively. For ease of discussion and presentation, all fiscal year-ends are referred to as ending on December 31.

Mergers & Acquisitions

On March 8, 2000, Queensgate Instruments Limited ("Queensgate") was acquired by SDL in a transaction accounted for as a purchase. Queensgate was a privately held company and is located in Bracknell, United Kingdom. Queensgate designs, develops, manufactures and markets optical network monitoring modules for long haul terrestrial fiber optic transmission systems. The acquisition agreement provided for initial consideration of $3 million of cash and 347,962 shares of the Company's common stock with a fair value of approximately $77 million, and contingent payments of up to an additional $150 million in common stock based on Queensgate's pretax profits for the 10 months ending December 31, 2000 and the twelve months ending December 31, 2001. In addition, SDL issued options in exchange for outstanding Queensgate options with the number of shares and the exercise price appropriately adjusted by the exchange ratio. On June 26, 2000, SDL signed a supplementary agreement with the prior shareholders and option-holders of Queensgate extinguishing all rights to future contingent payments in exchange for 465,102 shares of SDL stock with a fair value of approximately $130.4 million which increased goodwill. See Note 7, "Mergers & Acquisitions."

On April 3, 2000, the Company acquired Veritech Microwave, Inc. ("Veritech") for 3,000,000 shares of the Company's common stock with a fair value of approximately $621 million. Veritech was a privately held company located in South Plainfield, New Jersey. Veritech designs, develops, manufactures and markets optoelectronic modules for long haul undersea and terrestrial fiber optic transmission systems. The acquisition was accounted for under the purchase method of accounting. See Note 7, "Mergers & Acquisitions."

On June 2, 2000, the Company acquired Photonic Integration Research, Inc. (PIRI) for 8,461,663 shares of the Company's common stock with a fair value of approximately $2.1 billion and a $31.7 million cash payment. PIRI, a privately held company located in Columbus, Ohio, is a manufacturer of arrayed waveguide gratings (AWGs) that enable the routing of individual wavelength channels in fiber optic systems. These products are used in optical multiplexing (mux) and demultiplexing (demux) applications for dense wavelength division multiplexed (DWDM) fiber optic systems. The acquisition was accounted for under the purchase method of accounting. See Note 7, "Mergers & Acquisitions."

As more fully described in Note 7, the Company merged with IOC International plc. ("IOC") on May 18, 1999 in a pooling of interests transaction. The consolidated financial statements have been restated as of the earliest period presented to include the financial position, results of operations and cash flows of IOC. There were no transactions between IOC and the Company prior to the combination and no significant adjustments were necessary to conform IOC's accounting policies to those of the Company. Because of differing year ends, financial information relating to SDL's fiscal year ended December 31, 1998, has been combined with financial information relating to IOC's fiscal year ended September 30, 1998. IOC's net loss for the three months ended December 31, 1998 was not combined with SDL's net income, but rather was included as an adjustment to stockholders' equity in the Company's financial results for the fiscal year ended December 31, 1999. IOC's results of operations for the twelve months ended December 31, 1999 have been combined with SDL's results of operations for the twelve months ended December 31, 1999.

In February 1999, the Company acquired the fiber laser business of Polaroid Corporation for $5.3 million in cash, which included related transaction costs of $0.1 million. The business acquired included all the physical assets, intellectual property, including the assignment of 38 patents and the licensing of 22 patents in the fiber laser and fiber amplifier area, and the ongoing operation of the fiber manufacturing facilities and fiber laser subsystem. The acquisition was accounted for under the purchase method of accounting. See Note 7, "Mergers & Acquisitions."

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates relate to the useful lives of property, plant and equipment, allowances for doubtful accounts and customer returns, inventory realizability, potential accruals relating to litigation matters, future taxable income, warranty and other accruals, and contingent liabilities. Actual results could differ from those estimates, and such differences may be material to the financial statements.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash equivalents are carried at fair value.

Marketable Securities

The Company's securities are classified as available-for- sale and are recorded at fair value. Fair value is based upon market prices quoted on the last day of the fiscal year. The cost of debt securities sold is based on the specific identification method. Unrealized gains and losses are reported as a separate component of stockholders' equity. Gross realized gains and losses are included in interest income and have not been material for any period presented.

Inventories

Inventories are stated at the lower of standard cost (which approximates actual costs on a first-in, first-out basis) or market. The market value is based upon estimated net realizable value.

Property and Equipment

Property and equipment are stated at cost. Equipment and fixtures are depreciated using the straight-line method over estimated useful lives ranging from two to eight years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives or the remaining lease terms. Buildings are depreciated using the straight-line method over an estimated useful life of thirty years.

Purchased Intangibles and Goodwill

Goodwill represents the excess of the purchase price paid over the fair value of tangible and identifiable intangible net assets acquired in business acquisitions. Identifiable intangible assets include core and existing technology, trade names, and assembled workforces. The Company regularly performs reviews to determine if the carrying value of the goodwill and other intangible assets is impaired. The purpose for the review is to identify any facts or circumstances, either internal or external, which indicate that the carrying value of the asset cannot be recovered. No such impairment has been indicated to date. Goodwill and other intangible assets are stated net of accumulated amortization and are amortized on a straight-line basis over their expected useful lives of three to seven years.

Revenue Recognition

Revenue recognition is based on the terms of the underlying sales agreements (purchase orders or contracts). Revenue from product sales is generally recognized at the time the product is shipped, with provisions established for estimated product returns and allowances. The Company provides for the estimated cost to repair products under warranty at the time of sale. Revenue for costs incurred plus specified fee contracts is recognized on the percentage-of-completion method. Revenue for fixed price milestone contracts is recognized upon the completion of the milestone. Customers entering into cost incurred and fixed price contracts with the Company include the U.S. government, prime or subcontractors for which the U.S. government may be the end customer, and other domestic and international end-users.

Concentrations

Credit Risk - Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, short-term investments and trade receivables. The Company places its cash equivalents and short-term investments with high credit-quality financial institutions. The Company invests its excess cash equivalents and short-term investments primarily in money market funds, commercial paper, municipal bonds, and auction rate preferred stock. The Company has established guidelines relative to credit ratings, diversification and maturities that seek to maintain safety and liquidity. The Company sells primarily to customers involved in the application of laser technology and the manufacture of telecommunications products. The Company performs ongoing credit evaluations of its customers' financial condition and maintains an allowance for uncollectible accounts receivable based upon the expected collectibility of all accounts receivable. Although such losses have been within management's expectations to date, there can be no assurance that such reserves will continue to be adequate. The Company does not require collateral from its customers. At December 31, 2000, two major customers and their affiliates accounted for 23 percent and 11 percent of accounts receivable.

Major Customers - During fiscal 2000, four customers and their affiliates accounted for 16 percent, 11 percent, 11 percent, and 10 percent of total revenues. During fiscal 1999, three customers and their affiliates accounted for 15 percent, 11 percent and 11 percent of total revenues. During fiscal 1998, another customer accounted for 13 percent of revenues. All U.S. operations sales to international customers constitute export sales. Export sales to Europe totaled approximately $219.9 million, $40.2 million, and $9.3 million for 2000, 1999, and 1998, respectively. Export sales to the Pacific Rim totaled approximately $39.9 million, $9.7 million, and $8.9 million for 2000, 1999, and 1998, respectively.

Dependence Upon Government Programs and Contracts - In 2000, 1999, and 1998, the Company derived less than 1 percent, 8 percent, and 26 percent, respectively, of its revenue directly and indirectly from a variety of Federal government sources.

Dependence on Single Source and Other Third Party Suppliers - The Company depends on a single or limited number of outside contractors and suppliers for raw materials, packages and standard components, and to assemble printed circuit boards. The Company generally purchases these single or limited source products through standard purchase orders or one-year supply agreements and has no long-term guaranteed supply agreements with such suppliers. While the Company seeks to maintain a sufficient safety stock of such products and also endeavors to maintain ongoing communications with its suppliers to guard against interruptions or cessation of supply, the Company's business and results of operations have in the past been and could in the future be adversely affected by a stoppage or delay of supply, substitution of more expensive or less reliable products, receipt of defective parts or contaminated materials, an increase in the price of such supplies, or the Company's inability to obtain reduced pricing from its suppliers in response to competitive pressures.

Foreign Currency Translation

The functional currency of the Company's Canadian subsidiary (SDL Optics) is the U.S. dollar. The financial statements of the Canadian subsidiary are remeasured into U.S. dollars for the purposes of consolidation using the historical exchange rates in effect at the date of the transactions. Remeasurement gains and losses are recorded in the income statement and have not been material to date. The functional currency of the Company's United Kingdom subsidiaries is the British Pound Sterling. All assets and liabilities of the Company's United Kingdom subsidiaries (SDL Integrated Optics and SDL Queensgate) are translated at the exchange rate on the balance sheet date. Revenues and costs and expenses are translated at weighted average rates of exchange prevailing during the period. Translation adjustments are recorded in accumulated other comprehensive income as a separate component of stockholders' equity. Foreign currency transaction gains and losses are included in interest income and other, net and were immaterial for all periods presented.

Net Income (Loss) Per Share

The following table sets forth the computation of basic and diluted net income (loss) per share (in thousands, except per share amounts):
	Years Ended December 31,
	2000	1999	1998

Numerator:
Net income (loss)	$ (295,166)	$ 25,213	$ 7,903
Denominator:
Denominator for basic earnings per share-weighted average shares	81,308	64,320	57,436
Incremental common shares attributable to shares issuable under employee stock plans (1)	-	4,150	3,288
Denominator for diluted earnings per share - adjusted weighted average shares and assumed conversions	81,308	68,470	60,724

Net income (loss) per share - basic	$ (3.63)	$ 0.39	$ 0.14
Net income (loss) per share - diluted	$ (3.63)	$ 0.37	$ 0.13

(1) Potential common shares relating to shares issuable under employee stock plans of 7,215 shares are not included in the twelve months ended December 31, 2000 calculation due to their anti-dilutive effect on the loss per share.

Comprehensive Income

Accumulated other comprehensive income presented in the accompanying consolidated balance sheets consists of the accumulated net unrealized gains and losses on available-for-sale marketable securities and foreign currency translation adjustments, net of the related tax effect for all periods presented. The tax effects for other comprehensive income were immaterial for all periods presented. The components of comprehensive income (loss) are as follows (in thousands):

	Years Ended December 31,
	2000	1999	1998
	(In thousands)
Net income (loss)	$(295,166)	$25,213	$ 7,903
Unrealized gains (losses)	437	1,380	69
Change in foreign currency translation	(1,920)	(710)	748
Total comprehensive income (loss)	$(296,649)	$25,883	$ 8,720

Recent Financial Accounting Pronouncements

In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). The SAB summarizes certain of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. SAB 101 provides that if registrants have not applied the accounting therein they should implement the SAB and report a change in accounting principle. SAB 101, as subsequently amended, was effective for the Company for fiscal 2000. The adoption of SAB 101 did not have a material impact on the Company's financial condition or results of operations.

In June 1998, the Financial Accounting Standards Board, or the FASB, issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133, as amended, establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. The Company will be subject to SFAS 133 commencing in 2001. The Company believes that the implementation of SFAS 133 will not have a significant effect on its financial position or results of operations.

In March 2000, the FASB issued Interpretation, or FIN, No. 44, Accounting for Certain Transactions Involving Stock Compensation an Interpretation of APB Opinion No. 25. FIN 44 clarifies the definition of an employee for purposes of applying APB 25, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequences of various modifications to the terms of a previously fixed stock option or award and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 was effective July 1, 2000. The Company believes that the implementation of FIN 44 did not have a significant effect on the Company's financial position or results of operations.

2. Marketable Securities

Available-for-sale marketable securities held at December 31, 2000 and 1999 have original maturities of less than one year from the date of purchase and consist of the following (in thousands):
December 31, 2000	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Taxable municipal bonds	$ 71,250	$ -	$ -	$ 71,250
Commercial paper	271,619	1,840	28	273,431
Taxable auction rate preferred notes	39,825	-	-	39,825
Money market funds	16,269	-	-	16,269
	$ 398,963	$ 1,840	$ 28	$ 400,775

Included in cash and cash equivalents	$244,892
Included in short-term marketable securities	155,883
$400,775

December 31, 1999	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Taxable municipal bonds	$ 69,950	$ -	$ -	$ 69,950
Medium term notes	15,580	-	80	15,500
Commercial paper	158,015	1,456	-	159,471
Taxable auction rate preferred notes	15,000	-	-	15,000
Money market funds	46,137	-	-	46,137
	$ 304,682	$ 1,456	$ 80	$ 306,058

Included in cash and cash equivalents	$ 144,938
Included in short-term marketable securities	161,120
$ 306,058

3. Balance Sheet detail:
	As of December 31,
	2000	1999
	(In thousands)

Accounts receivable:
Trade receivables	$ 118,543	$ 43,909
Allowance for doubtful accounts	(6,270)	(2,464)
	$ 112,273	$ 41,445

Inventories:
Raw materials	$ 33,290	$ 15,115
Work-in-process	29,278	14,615
Finished goods	3,982	2,340
	$66,550	$32,070

Property and Equipment:
Machinery and equipment	$131,755	$ 74,488
Leasehold improvements	25,866	16,356
Furniture and fixtures	3,239	1,765
Land and buildings	9,434	-
Construction-in-progress	13,804	7,468
	184,098	100,077
Less accumulated depreciation and amortization	(58,507)	(40,305)
	$ 125,591	$ 59,772

Goodwill and other intangible assets:
Goodwill	$2,684,114	$1,363
Other purchased intangibles	362,261	3,540
	3,046,375	4,903
Less accumulated amortization	(406,384)	(1,955)
	$2,639,991	$2,948

4. Income Taxes

The provision for income taxes consists of the following:
	Years Ended December 31,
	2000	1999	1998
	(In thousands)
Current:
Federal	$ 65,919	$ 7,144	$ 181
State	7,310	46	26
Foreign	2,652	2,090	1,824
	75,881	9,280	2,031
Deferred:
Federal	-	-	(948)
Foreign	460	-	-
	460	-	(948)
	$ 76,341	$ 9,280	$1,083

The tax benefits resulting from the exercise of nonqualified stock options and the disqualifying disposition of shares acquired under the Company's incentive stock option and employee stock purchase plans were $69.7 million, $6.9 million and $0.2 million in 2000, 1999 and 1998, respectively. Such benefits were credited to additional paid-in capital.

Pre-tax income (loss) from foreign operations was $7.1 million, $3.2 million and $(0.3) million in 2000, 1999 and 1998, respectively.

The difference between the provision for income taxes and the amount computed by applying the Federal statutory income tax rate to income (loss) before taxes is explained below:
	Years Ended December 31,
	2000	1999	1998
	(In thousands)

Tax at federal statutory rate	$(76,590)	$12,069	$3,145
State tax, net of federal tax benefit	4,752	30	17
Non-deductible stock compensation and related expenses	7,419	-	-
Non-deductible goodwill amortization and in-process R&D	117,924	523	-
Non-deductible merger expenses	1,407	938	-
Valuation allowance	21,021	(5,203)	(2,277)
Other, individually immaterial items	408	923	198
Provision for income taxes	$ 76,341	$9,280	$1,083

Significant components of the Company's deferred tax assets are as follows:
	As of December 31,
	2000	1999
	(In thousands)
Deferred tax assets:
Net operating loss carryforward	$176,413	$ 38,125
Reserves and other accrued expenses not yet deductible for tax	6,974	2,564
Inventory	11,557	4,040
Intangible assets	-	4,389
Tax credit carryforward	6,361	4,110
Other	5,978	2,663
Total deferred tax assets	207,283	55,891
Valuation allowance	(102,710)	(50,106)
Net deferred tax assets	104,573	5,785
Deferred tax liabilities:
Depreciation	(2,664)	(1,253)
Intangible Assets	(97,836)	-
Other	(533)	(532)
Total deferred tax liabilities	(101,033)	(1,785)
Net deferred tax assets	$3,540	$ 4,000

The valuation allowance increased by approximately $52.6 million, $33.4 million, and $2.4 million in 2000, 1999, and 1998, respectively. Approximately $76 million of the valuation allowance is related to the benefits of stock option deductions, which will be credited to paid-in capital when realized.

As of December 31, 2000, the Company had federal and California net operating loss carryforwards of approximately $483 million and $130 million, respectively, and federal and California tax credit carryforwards of approximately $3.1 million and $5.0 million, respectively. The federal and California net operating loss and the federal credit carryforwards will expire at various dates beginning in years 2001 through 2020, if not utilized. Certain of the California tax credits will expire in various years beginning in years 2003 through 2008. The California R&D credit has no expiration date.

Management has determined, based on the Company's history of prior operating earnings, its expectations for the future, and the extended period over which the benefits of certain deferred tax assets will be realized, that a partial valuation allowance should be provided. The realization of the Company's net deferred tax assets, which relate primarily to temporary differences, net operating loss carryforwards and tax credit carryforwards is dependent on generating sufficient taxable income during the periods in which the temporary differences are expected to reverse. Although realization is not assured, management believes it is more likely than not that the net deferred tax assets will be realized.

Because of the "change in ownership" provision of the Tax Reform Act of 1986, utilization of the Company's net operating loss and credit carryforwards may be subject to an annual limitation in future periods. As a result of this annual limitation, a portion of these carryforwards may expire before ultimately becoming available to reduce future income tax liabilities, if any.

5. Stockholders' Equity

Common Stock Offerings

In July 1998, the Company issued 435,288 shares of common stock at a per share price of $15.62. Net proceeds to the Company approximated $5.5 million.

In September 1999, the Company issued 6,785,000 shares of common stock, including the underwriters' exercise of their over-allotment option for 885,000 shares, priced at $41.00 per share. Net proceeds to the Company were approximately $266.3 million.

The Company has been engaged in a pooling-of-interests transaction and various acquisitions of other companies for which stock was the primary consideration paid. See Note 7, "Mergers and Acquisitions."

Shareholder Rights Plan

The Company has adopted a Shareholder Rights Plan (Rights Agreement). Pursuant to the Rights Agreement, rights were distributed at the rate of one right for each share of Common Stock owned by the Company's stockholders of record on November 17, 1997. The rights expire on November 5, 2007 unless extended or earlier redeemed or exchanged by the Company. Under the Rights Agreement, each right entitles the registered holder to purchase one- hundredth of a Series B Preferred share of the Company at a price of $55. The rights will become exercisable only if a person or group acquires beneficial ownership of 15 percent or more of the Company's common stock or commences a tender offer or exchange offer upon consummation of which such person or group would beneficially own 15 percent or more or the Company's common stock.

Stock Split

In May 1999, the Company authorized a two-for-one split of its common stock, effected in the form of a stock dividend, which was paid on June 2, 1999 to stockholders of record on May 14, 1999. All of the share and per share data in these financial statements have been retroactively adjusted to reflect the stock split.

In December 1999, the Company authorized a two-for-one split of its common stock, effected in the form of a stock dividend, which was paid on March 14, 2000 to stockholders of record on February 29, 2000. All of the share and per share data in these financial statements have been retroactively adjusted to reflect the stock split.

Share Authorization

In May 1999, the Company's stockholders approved an increase in the Company's authorized shares of its common stock to 70 million shares.

In February 2000, the Company's stockholders approved an increase in the Company's authorized shares of its common stock to 140 million shares.

6. Stock-Based Compensation Plans

Stock Option Plans

The 1992 Stock Option Plan provided for the granting of incentive stock options and nonqualified options to purchase up to 18,232,500 shares of the Company's common stock to officers, directors and key employees at exercise prices of not less than fair value on the date of grant as determined by a committee of the Board of Directors. Options granted were immediately exercisable; however, unexercised options and shares purchased upon the exercise of the options are subject to vesting over a one to five year period. Shares not vested at the date of termination of employment may be repurchased by the Company at the original exercise price. No further options will be granted under the 1992 Stock Option Plan.

The Company's 1995 Stock Option Plan was approved by the Board of Directors in January 1995 and by the stockholders in February 1995. The purpose of the 1995 Option Plan is to give the Company's employees and others who perform substantial services to the Company incentive, through ownership of the Company's common stock, to continue in service to the Company, and to help the Company compete effectively with other enterprises for the services of qualified individuals. The 1995 Stock Option Plan permits the grant of incentive stock options to employees, including officers and Directors who are employees, and the award of nonqualified stock options to the Company's employees, officers, Directors, independent contractors, and consultants. The number of shares available for grant was initially 2,850,000 shares. Beginning on the first day of each fiscal year, the number of shares reserved for grant will be increased by 5 percent of the number of shares of common stock outstanding as of the end of the preceding fiscal year. Options granted under the 1995 Stock Option Plan are subject to vesting over a one to five year period and must generally be exercised by the optionee during the period of employment or service with the Company or within a specified period following termination of employment or service. Options currently expire no later than ten years from the date of grant.

As a result of the IOC pooling of interest transaction in May 1999, the Company assumed 233,948 options. Of these options, 47,528 options are subject to performance criteria based on a specified level of increase in earnings over a three year period. In December 2000, the Company removed the performance criteria on the vesting of these options and immediately vested a portion of these options. The Company determined compensation expense for the stock options based on the intrinsic value of the options as of the date the Company changed the options to time-based vesting. Accordingly, the Company recorded a charge of $2.8 million in the fourth quarter of 2000 and will amortize the additional $6.0 million stock compensation charge over the revised vesting period of the stock options.

The Company has reserved 13,060,137 shares of common stock for future issuance under its Stock Option Plans as of December 31, 2000.

Information with respect to stock option activity is summarized as follows:
		Outstanding Options
	Available for Grant	Number of Shares	Weighted-Average Exercise Price
Balance at December 31, 1997	2,835,060	9,827,720	$ 2.22
Options granted	(2,641,904)	2,641,904	5.87
Options canceled	627,520	(627,520)	4.96
Options exercised	-	(1,858,400)	1.02
Additional options authorized	2,789,360	-	-
Balance at December 31, 1998	3,610,036	9,983,704	3.24
Options granted	(2,967,438)	2,967,438	28.08
Options canceled	245,626	(245,626)	8.08
Options exercised	-	(4,294,988)	2.32
Additional options authorized	2,857,188	-	-
Balance at December 31, 1999	3,745,412	8,410,528	$12.30
Options granted	(5,765,412)	5,765,412	220.54
Options canceled	353,069	(353,069)	51.22
Options exercised	-	(2,670,102)	6.40
Additional options authorized	3,574,299	-	-
Balance at December 31, 2000	1,907,368	11,152,769	$121.38

During 1999, the Company granted options to purchase 16,000 shares of common stock to a consultant in exchange for services at an exercise price of $23.25. In connection with the termination of a former executive in 1998, the Company extended the exercise period for options to purchase 16,400 shares of common stock at exercise prices of $3.25 and $6.19. The Company determined compensation expense for these stock options based on the estimated fair value of the options as of the end of each accounting period. Fair value was determined using the Black-Scholes model and the exercise price of the option on the date of the grant, expected life, current stock price, estimated volatility and interest rates over the period of the option, and the option vesting period. As a result, the Company recorded compensation expense associated with these stock options of $0.7 million and $1.4 million during 2000 and 1999, respectively.

Under United Kingdom law, the Company is required to pay national insurance tax on the gain on stock options exercised by employees in the United Kingdom. During fiscal 2000, the Company recorded expenses associated with the national insurance tax on the gain on stock options exercised by employees in the United Kingdom of $0.7 million. Based on the stock price and the number of options outstanding to United Kingdom employees at December 31, 2000, the Company has a $3.5 million contingent liability that will be charged to operations in the period that the options are exercised. This estimated liability will increase or decrease based upon increases or decreases in the Company's common stock until the options are exercised.

The following table summarizes information about options outstanding at December 31, 2000:
Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted - Average Exercise Price	Number Exercisable	Weighted - Average Exercise Price
$ 0.09 - $4.00	1,454,269	4.5 years	$2.21	1,058,823	$1.96
4.01 - 6.00	1,119,958	6.8	4.93	531,554	4.91
6.01 - 15.00	935,030	7.4	8.88	464,768	6.57
15.01 - 25.00	337,272	8.1	22.63	34,452	22.21
25.01 - 30.00	1,256,621	8.3	26.72	197,381	26.75
30.01 - 50.00	197,301	8.6	38.06	30,223	38.02
50.01 - 100.00	835,788	9.0	93.19	21,037	72.23
100.01 - 150.00	937,900	9.2	130.55	-	-
150.01 - 230.00	1,027,854	9.4	200.76	-	-
230.01 - 397.31	3,050,776	9.7	283.72	1,800	259.25
$ 0.09 - $397.31	11,152,769	8.2	$121.38	2,340,038	$ 7.23

Employee Stock Purchase Plan

To provide employees with an opportunity to purchase common stock of the Company through payroll deductions, the Company established the 1995 Employee Stock Purchase Plan (the ESPP) and initially reserved 1,800,000 shares of common stock for issuance to participants. In May 1998, 1999 and 2000, 1,600,000, 1,200,000 and 900,000 additional shares of common stock were reserved for issuance to participants. Under the ESPP, the Company's employees, subject to certain restrictions, may purchase shares of common stock at the lesser of 85 percent of the fair market value at either the beginning of each two-year offering period or the end of each six-month purchase period within the two-year offering period. Under the ESPP, the Company sold 1,182,639, 1,009,676, and 597,380 shares in 2000, 1999 and 1998, respectively, and 1,600,077 shares were available for issuance at December 31, 2000.

As a result of the substantial increase in the market price of the Company's Common Stock beginning in the fourth quarter of 1998, and the resulting increased levels of employee participation in the Company's ESPP, the number of shares issuable pursuant to the Company's ESPP in fiscal 2000 exceeded the number of shares that were available under the Plan at the beginning of the October 1998 employee purchase period. As a result, the Company incurred $4.7 million and $8.9 million non-cash charges to operating results in the second and third quarters of 2000. The non-cash charges to operating results are based on the difference between the purchase price and the fair value of the common stock in May 1999 for the first share authorization after the start of the two year look-back period in October 1998.

Stock-Based Compensation

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations in accounting for its employee stock-based awards because, as discussed below, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), requires use of option valuation models that were not developed for use in valuing stock-based compensation plans. Under APB 25, the Company generally recognizes compensation expense based on the difference, if any, between the option exercise price and the fair value of the stock on the date of grant. Typically, employee stock options are issued with an exercise price equal to fair value and no compensation expense is required.

Pro forma information regarding net income and earnings per share is required by SFAS 123 as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Since the Company's stock-based awards have characteristics significantly different from those of traded options, and since changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock-based awards. The fair value of the Company's stock-based awards to employees was estimated assuming no expected dividends and the following weighted-average assumptions:
	Options			ESPP
	2000	1999	1998	2000	1999	1998
Expected Life	5 years	5 years	4 years	6 months	6 months	6 months
Expected Volatility	0.73	0.80	0.72	1.01	0.91	0.84
Risk Free Interest Rate	6.47%	4.68%	5.15%	5.49%	4.70%	5.06%

For the purpose of pro forma disclosures, the estimated fair value of the above stock-based awards is amortized over the awards' vesting period. The Company's pro forma information follows (in thousands, except for per share information):
	2000	1999	1998
Pro forma net income (loss)	$(508,475)	$(11,925)	$ 6,789
Pro forma net income (loss) per share - basic	$ (6.25)	$ (0.19)	$ 0.12
Pro-forma net income (loss) per share - diluted	$ (6.25)	$ (0.19)	$ 0.11

Weighted-average fair value of options granted during 2000, 1999 and 1998 were $143.07, $18.75 and $3.26, respectively. The weighted-average fair value of ESPP rights granted in 2000, 1999 and 1998 were $201.45, $32.39 and $1.89, respectively.

7. Mergers & Acquisitions

During fiscal 2000, the Company purchased three business (Queensgate, Veritech, and PIRI). These acquisitions were accounted for under the purchase method of accounting. Accordingly, in accordance with the provisions of Accounting Principle Board Opinion No. 16 (APB No. 16), Business Combinations, all identifiable assets, including identifiable intangible assets, were assigned a portion of the cost of the acquired business (purchase price) on the basis of their respective fair values. This included the portion of the purchase price properly attributable to incomplete research and development projects was expensed.

Intangible assets were identified through: (i) analysis of the acquisition agreement, (ii) consideration of the Company's intentions for future use of the acquired assets; and (iii) analysis of data available concerning the business products, technologies, markets, historical financial performance, estimates of future performance and the assumptions underlying those estimates.

The economic and competitive environment in which the Company and the acquired businesses operate was also considered in the valuation.

Specifically, in-process research and development, core technology and existing technology was identified and valued through extensive interviews and discussion with the Company and the business acquired management. The valuation of in-process research and development included an analysis of data provided by the business acquired concerning the products in development, their respective stage of development, the time and resources needed to complete them, their expected income generating ability, target markets and associated risks. The Income Approach, which included an analysis of the markets, cash flows, and risks associated with achieving such cash flows, was the primary technique utilized in valuing the in-process research and development, core technology and existing technology. Tradename was valued using the Brand Savings approach and workforce was valued using the estimated cost of recruiting and training replacement workers. Finally, the design tools and library was valued using the replacement cost approach.

Queensgate

Overview

On March 8, 2000 Queensgate merged with SDL in a transaction accounted for as a purchase. Queensgate was a privately held company and is located in Bracknell, United Kingdom. Queensgate designs, develops, manufactures and markets optical network monitoring modules for long haul terrestrial fiber optic transmission systems. The merger agreement provided for initial consideration of $3 million of cash and 347,962 shares of the Company's common stock with a fair value of $77.4 million, and contingent payments of up to an additional $150 million in common stock based on Queensgate's pretax profits for the 10 months ended December 31, 2000 and the twelve months ended December 31, 2001. In addition, SDL issued options in exchange for outstanding Queensgate options with the number of shares and the exercise price appropriately adjusted by the exchange ratio. On June 26, 2000, SDL signed a supplementary agreement with the prior shareholders of Queensgate extinguishing all rights to future contingent payments in exchange for 465,102 shares of SDL stock with a fair value of $130.4 million in order to minimize potential conflicts in management priorities. This additional payment was recorded as goodwill in the quarter ended June 30, 2000.

The total purchase cost and purchase price allocation of the Queensgate merger is as follows (in thousands):

Value of securities issued	$207,767
Cash	3,000
Assumption of Queensgate options	1,502
212,269
Estimated transaction costs	1,125
Total purchase cost	$213,394

	Amount	Annual Amortization	Useful Lives
Purchase Price Allocation:
Tangible net liabilities	$(1,570)	n/a	n/a
Tradename	2,000	$ 400	5 years
Core technology	12,000	2,400	5 years
Existing technology	6,200	1,240	5 years
In process technology	1,200	n/a	n/a
Workforce	1,500	300	5 years
Goodwill	200,744	40,149	5 years
Deferred tax liabilities	(8,680)	n/a	n/a
Total purchase price:	$213,394	$44,489

Assumptions

The Income Approach used by the Company to value in- process research and development, core technology and existing technology included assumptions relating to revenue estimates, operating expenses, income taxes and discount rates.

Revenue

Revenue estimates were developed based on: (i) aggregate revenue growth rates for the business as a whole, (ii) individual product revenues, (iii) growth rates for the telecommunications industry, (iv) the aggregate size of the telecommunication industry, (v) anticipated product development and introduction schedules, (vi) product sales cycles, and (vii) the estimated life of a product's underlying technology.

Operating Expenses

Operating expenses used in the valuation analysis of Queensgate included: cost of goods sold, selling, general and administrative expenses, and research and development expenses.

In developing future expense estimates, an evaluation of both the Company and Queensgate's overall business model, specific product results, including both historical and expected direct expense levels, as appropriate, and an assessment of general industry metrics was conducted.

Cost of goods sold

Costs of goods sold, expressed as a percentage of revenue, for the core, existing and in-process technologies ranged from 61 percent for the twelve months ending March 31, 2001 to 53 percent in fiscal 2002 and beyond.

Selling, general and administrative expenses

Selling, general and administrative expenses, expressed as a percentage of revenue, for the core, existing, and in-process technologies ranged from 17 percent for the twelve months ending March 31, 2001 to 11 percent in fiscal 2002 and beyond.

Research and development expense

Research and development expense consists of the costs associated with activities undertaken to correct errors or keep products updated with current information, also referred to as "maintenance" research and development. Maintenance research and development includes all activities undertaken after a product is available for general release to customers to keep the product updated with current customer specifications. These activities include routine changes and additions. The maintenance research and development expense was estimated to be 1 percent of revenue for the core, existing, and in- process technologies throughout the estimation period.

Effective tax rate

The effective tax rate was determined based on federal and state statutory tax rates and was determined to be 41 percent.

Discount rate

The discount rate for Queensgate's core, existing, and in-process technologies were 18 percent, 14 percent and 20 percent, respectively. In the selection of the appropriate discount rates, consideration was given to (i) the weighted average cost of capital and (ii) the weighted average return on assets. The discount rate utilized for the in-process technology was determined to be higher than the Company's weighted average cost of capital because the technology had not yet reached technological feasibility as of the date of valuation. In utilizing a discount rate greater than the Company's weighted average cost of capital, management has reflected the risk premium associated with achieving the forecasted cash flows associated with these projects.

The in-process research and development was comprised of one project related to the next generation channel monitoring products and amounted to $1.2 million of the total purchase price and was charged to expense during the quarter ended March 31, 2000. The estimated cost of completion of the in- process research and development project was $0.2 million and was expected to be completed in December 2000. The project was re-scoped in October 2000 to accelerate the development and cover customer specific requirements and test engineering. The current estimated time to complete this project is March 2001. We have incurred post-acquisition research and development expenses of approximately $0.1 million in developing the acquired in-process technology and estimate the cost to complete this technology, in combination with our other continuing research and development expenses, will not be in excess of our historic expenditures for research and development as a percentage of net sales. The acquired existing technology is comprised of products in Queensgate portfolio that are already technologically feasible. The Company expects to amortize the acquired existing technology of approximately $6.2 million on a straight-line basis over an estimated remaining useful life of 5 years.

The core technology represents Queensgate trade secrets and patents developed through years of experience designing and manufacturing optical network monitoring modules. This know-how enables the Company to develop new and improve existing optical network monitoring modules, processes, and manufacturing equipment. The Company expects to amortize the core technology of approximately $12.0 million on a straight-line basis over an average estimated remaining useful life of 5 years.

The trade names include the Queensgate trademark and trade name as well as all branded Queensgate products. The Company expects to amortize the trade names of approximately $2.0 million on a straight-line basis over an estimated remaining useful life of 5 years.

The acquired assembled workforce is comprised of 100 skilled employees across Queensgate's Executives, Direct Production, Indirect Production, Overhead, Engineers, and Central. The Company expects to amortize the assembled workforce of approximately $1.5 million on a straight-line basis over an estimated remaining useful life of 5 years.

Goodwill, which represents the excess of the purchase price of an investment in an acquired business over the fair value of the underlying net identifiable assets, will be amortized on a straight-line basis over an estimated useful life of 5 years.

Veritech

Overview

On April 3, 2000, Veritech Microwave, Inc. was acquired by the Company in a transaction accounted for as a purchase. The Company issued 3,000,000 shares of the Company's common stock with a fair value of approximately $621 million in the purchase. Veritech was a privately held company and is located in South Plainfield, New Jersey. Veritech designs, develops, manufactures and markets optoelectronic modules for long haul undersea and terrestrial fiber optic transmission systems.

The total purchase cost and purchase price allocation of the Veritech merger is as follows (in thousands):

Value of securities issued	$620,529
Transaction costs	8,800
Total purchase cost	$629,329

	Amount	Annual Amortization	Useful Lives
Purchase Price Allocation:
Tangible net assets	$ 23,802	n/a	n/a
Core \ existing technology	67,800	$ 13,560	5 years
In process technology	25,100	n/a	n/a
Workforce	2,500	500	5 years
Design tools and device library	521	104	5 years
Goodwill	537,934	107,586	5 years
Deferred tax liabilities	(28,328)	n/a	n/a
Total purchase price:	$629,329	$121,750

Assumptions

The Income Approach used by the Company to value in-process research and development and core\existing technology included assumptions relating to revenue estimates, operating expenses, income taxes and discount rates.

Revenue

Revenue estimates were developed based on: (i) aggregate revenue growth rates for the business as a whole, (ii) individual product revenues, (iii) growth rates for the telecommunications industry, (iv) the aggregate size of the telecommunication industry, (v) anticipated product development and introduction schedules, (vi) product sales cycles, and (vii) the estimated life of a product's underlying technology.

Operating Expenses

Operating expenses used in the valuation analysis of Veritech included: cost of goods sold, selling, general and administrative expenses, and research and development expenses.

In developing future expense estimates, an evaluation of both the Company and Veritech's overall business model, specific product results, including both historical and expected direct expense levels, as appropriate, and an assessment of general industry metrics was conducted.

Cost of goods sold

Costs of goods sold, expressed as a percentage of revenue, for the core/existing and in-process technologies was 28 percent throughout the estimation period.

Selling, general and administrative expenses

Selling, general and administrative expenses, expressed as a percentage of revenue, for the core/existing, and in-process technologies was 6.6 percent throughout the estimation period.

Research and development expense

Research and development expense consists of the costs associated with activities undertaken to correct errors or keep products updated with current information, also referred to as "maintenance" research and development. Maintenance research and development includes all activities undertaken after a product is available for general release to customers to keep the product updated with current customer specifications. These activities include routine changes and additions. The maintenance research and development expense was estimated to be 1 percent of revenue for the core/ existing and in- process technologies throughout the estimation period.

Effective tax rate

The effective tax rate was determined based on federal and state statutory tax rates and was determined to be 41 percent.

Discount rate

The discount rate for Veritech's core/existing and in- process technologies were 14 percent and 20 percent, respectively. In the selection of the appropriate discount rates, consideration was given to (i) the weighted average cost of capital and (ii) the weighted average return on assets. The discount rate utilized for the in-process technology was determined to be higher than the Company's weighted average cost of capital because the technology had not yet reached technological feasibility as of the date of valuation. In utilizing a discount rate greater than the Company's weighted average cost of capital, management has reflected the risk premium associated with achieving the forecasted cash flows associated with these projects.

The in-process research and development was comprised of one project related to the next generation data receiver products and amounted to $25.1 million of the total purchase price and was charged to expense during the quarter ended June 30, 2000. The estimated cost of completion of the in-process research and development project was $37,000 and was expected to be completed in September 2000. However, the project has not been completed as of December 31, 2000 and is currently estimated to be completed in May 2001. We have incurred post- acquisition research and development expenses of approximately $0.1 million in developing the acquired in-process technology and estimate the cost to complete this technology, in combination with our other continuing research and development expenses, will not be in excess of our historic expenditures for research and development as a percentage of net sales.

The acquired core/existing technology is comprised of products in Veritech's portfolio that are technologically feasible. These products represent Veritech's trade secrets and patents developed through years of experience designing and manufacturing high speed optoelectronic modules. This know-how enables the Company to develop new and improve existing high speed optoelectronic modules, processes, and manufacturing equipment, thereby providing Veritech with a distinct advantage over its competitors and providing the Company with a reputation for technological competence in the industry. The Company expects to amortize the acquired existing / core technology of approximately $67.8 million on a straight-line basis over an estimated remaining useful life of 5 years.

The acquired assembled workforce is comprised of 104 skilled employees across Veritech's General and Administration, Research and Development, Sales and Marketing, and Manufacturing groups. The Company expects to amortize the assembled workforce of approximately $2.5 million on a straight-line basis over an estimated remaining useful life of 5 years.

The acquired design tools and device library is comprised of the software code for customization of various products. The Company expects to amortize the acquired design tools and device library of approximately $0.5 million on a straight-line basis over an estimated remaining useful life of 5 years.

Goodwill, which represents the excess of the purchase price of Veritech over the fair value of the underlying net identifiable assets, will be amortized on a straight-line basis over an estimated useful life of 5 years.

PIRI

Overview

On June 2 2000, the Company acquired Photonic Integration Research, Inc. (PIRI) for 8,461,663 shares of the Company's common stock with a fair value of approximately $2.1 billion and a $31.7 million cash payment. PIRI, a privately held company located in Columbus, Ohio, is a manufacturer of arrayed waveguide gratings (AWGs) that enable the routing of individual wavelength channels in fiber optic systems. These products are used in optical multiplexing (mux) and demultiplexing (demux) applications for dense wavelength division multiplexed (DWDM) fiber optic systems. The acquisition was accounted for under the purchase method of accounting.

The total purchase cost and purchase price allocation of the PIRI merger is as follows (in thousands):

Value of securities issued	$2,083,430
Cash	31,732
2,115,162
Estimated transaction costs	12,443
Total purchase cost	$2,127,605
	Amount	Annual Amortization	Useful Lives
Purchase Price Allocation:
Tangible net assets	$ 39,816	n/a	n/a
Existing technology	226,400	$ 45,280	5 years
In process technology	1,100	n/a	n/a
Workforce	3,900	780	5 years
Tradename	6,640	1,328	5 years
Goodwill	1,944,525	388,905	5 years
Deferred tax liabilities	(94,776)	n/a	n/a
Total estimated purchase price:	$2,127,605	$436,293

Assumptions

The Income Approach used by the Company to value in- process research and development and existing technology included assumptions relating to revenue estimates, operating expenses, income taxes and discount rates.

Revenue

Revenue estimates were developed based on: (i) aggregate revenue growth rates for the business as a whole, (ii) individual product revenues, (iii) growth rates for the telecommunications industry, (iv) the aggregate size of the telecommunication industry, (v) anticipated product development and introduction schedules, (vi) product sales cycles, and (vii) the estimated life of a product's underlying technology.

Operating Expenses

Operating expenses used in the valuation analysis of PIRI: included: cost of goods sold, selling, general and administrative expenses, and research and development expenses.

In developing future expense estimates, an evaluation of both the Company and PIRI's overall business model, specific product results, including both historical and expected direct expense levels, as appropriate, and an assessment of general industry metrics was conducted.

Cost of goods sold

Costs of goods sold, expressed as a percentage of revenue, for the existing and in-process technologies was 40 percent throughout the estimation period.

Selling, general and administrative expenses

Selling, general and administrative expenses, expressed as a percentage of revenue, for the existing and in-process technologies 12 percent throughout the estimation period.

Research and development expense

Research and development expense consists of the costs associated with activities undertaken to correct errors or keep products updated with current information, also referred to as "maintenance" research and development. Maintenance research and development includes all activities undertaken after a product is available for general release to customers to keep the product updated with current customer specifications. These activities include routine changes and additions. The maintenance research and development expense was estimated to be 1 percent of revenue for the existing and in-process technologies throughout the estimation period.

Effective tax rate

The effective tax rate was determined based on federal and state statutory tax rates and was determined to be 41 percent.

Discount rate

The discount rate for PIRI existing and in-process technologies were 12 percent and 18 percent, respectively. In the selection of the appropriate discount rates, consideration was given to (i) the weighted average cost of capital and (ii) the weighted average return on assets. The discount rate utilized for the in-process technology was determined to be higher than the Company's weighted average cost of capital because the technology had not yet reached technological feasibility as of the date of valuation. In utilizing a discount rate greater than the Company's weighted average cost of capital, management has reflected the risk premium associated with achieving the forecasted cash flows associated with these projects.

The in-process research and development was comprised of two projects related to future AWG products and amounted to $1.1 million of the total purchase price and was charged to expense during the quarter ended June 30, 2000. The estimated cost of completion of the in-process research and development projects was $0.1 million and they were expected to be completed by December 2000. However, the projects have not been completed as of December 31, 2000 and are currently estimated to be completed in January 2001 and February 2001, respectively. We have incurred post-acquisition research and development expenses of approximately $0.5 million in developing the acquired in-process technology and estimate the cost to complete this technology, in combination with our other continuing research and development expenses, will not be in excess of our historic expenditures for research and development as a percentage of net sales.

The acquired existing technology is comprised of products in PIRI's portfolio that are technologically feasible. These products represent PIRI's trade secrets and patents developed through years of experience designing and manufacturing arrayed waveguide gratings (AWGs). This know-how enables PIRI to develop new and improved AWGs, processes, and manufacturing equipment, thereby providing PIRI with a distinct advantage over its competitors and providing the Company with a reputation for technological superiority in the industry. The Company expects to amortize the acquired existing technology of approximately $226.4 million on a straight-line basis over an estimated remaining useful life of 5 years.

The acquired assembled workforce is comprised of 156 skilled employees across PIRI's, Senior Management, Sales, General and Administration, Research and Development, and Manufacturing and Engineering groups. The Company expects to amortize the assembled workforce of approximately $3.9 million on a straight- line basis over an estimated remaining useful life of 5 years.

The trade names include the PIRI trademark and trade name as well as all branded PIRI products. The Company expects to amortize the trade names of approximately $6.6 million on a straight-line basis over an estimated remaining useful life of 5 years.

Goodwill, which represents the excess of the purchase price of PIRI over the fair value of the underlying net identifiable assets, will be amortized on a straight-line basis over an estimated useful life of 5 years.

The following unaudited proforma information presents the results of operations of the Company as if the acquisitions of Queensgate, Veritech and PIRI had taken place on January 1, 1999. The net loss includes recurring charges relating to the amortization of acquired intangibles and goodwill and excludes the write-off of purchased in process research and development of $27.4 million:
(In thousands except per share amounts)	For the year ended December 31,
	2000	1999
Revenues	$551,773	$274,723
Net loss	($471,578)	($532,604)
Loss per share - basic and diluted	($5.48)	($6.95)

These pro-forma results of operations have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred on January 1, 1999, or which may result in the future.

IOC International plc.

On May 18, 1999, the Company merged with IOC, a United Kingdom-based manufacturer of lithium niobate components for long haul fiber optic transmission systems in a pooling of interests transaction. The Company exchanged 2,260,196 shares of SDL common stock and reserved 233,948 shares for IOC options assumed by the Company. Merger related expenses of $2.7 million were recorded in the second quarter of fiscal 1999. The following table shows the historical results of the Company and IOC for the periods prior to and including the consummation of the merger of the two entities (in thousands):
	Years ended December 31,
	1999	1998
Total revenues:
Prior to April 1, 1999:
SDL	$35,730	$106,138
IOC	1,936	6,654
Combined results after March 31, 1999	149,355	-
	$187,021	$112,792

Net income (loss):
Prior to April 1, 1999:
SDL	$3,010	$12,823
IOC	(387)	(4,920)
Combined results after March 31, 1999	22,590	-
	$25,213	$7,903

Polaroid Corporation's fiber laser business

In February 1999, the Company acquired the fiber laser business of Polaroid Corporation for $5.3 million in cash, which included related transaction costs of $0.1 million. The business acquired included all the physical assets, intellectual property, including the assignment of 38 patents and the licensing of 22 patents in the fiber laser and fiber amplifier area, and the ongoing operation of the fiber manufacturing facilities and fiber laser subsystem.

The acquisition was accounted for under the purchase method of accounting. The Company recorded $1.5 million as in-process research and development for development projects that had not yet reached technological feasibility. Intangible assets are being amortized straight-line over a seven year life. In-process research and development was identified and valued through analysis of data provided by Polaroid concerning developmental products, their stage of development, the time and resources needed to complete them, their expected income generating ability, target markets and associated risks. The Income Approach, which includes an analysis of the markets, cash flows, and risks associated with achieving such cash flows, was the primary technique utilized in valuing purchased research and development project. The Company considered, among other factors, the importance of each project to the overall development plan, and the projected incremental cash flows from the projects when completed and any associated risks. The projected incremental cash flows were discounted back to their present value using a discount rate of 25 percent. This discount rate was determined after consideration of the Company's weighted average cost of capital and the weighted average return on assets. Associated risks include the inherent difficulties and uncertainties in completing each project and thereby achieving technological feasibility, anticipated levels of market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets.

In addition, the Company recorded $0.7 million to accrue for certain pre-existing obligations to integrate the fiber laser business. The results of the fiber laser business are not material to the Company's historical consolidated results of operations.

The purchase price allocation for the fiber laser business acquisition was recorded as follows (in thousands):

Inventory	$ 979
Property and equipment	229
Intangibles	2,596
In-process research and development	1,495
Net assets acquired	$ 5,299

Liabilities assumed	$ 94
Cash paid, including transaction costs	5,205
Total purchase price	$ 5,299

8. Commitments

The Company also leases most of its facilities and certain equipment under operating leases. Most of the operating facilities leases contain 5-year renewal options. The future minimum lease payments as of December 31, 2000, under the related leases are as follows (in thousands):
Fiscal Year	Operating Leases
2001	$6,343
2002	4,621
2003	4,286
2004	4,126
2005	6,577
Minimum payments	$25,953

Rent expense was approximately $3.9 million, $2.6 million and $2.5 million, for 2000, 1999 and 1998, respectively.

9. Contingencies

In 1985, Rockwell International Corporation (Rockwell) asserted, and in 1995 filed suit in the Northern California Federal District Court against the Company alleging, that a Company fabrication process infringed certain patent rights set forth in a patent owned by Rockwell. Rockwell sought to permanently enjoin the Company from infringing Rockwell's alleged patent rights and sought unspecified actual and treble damages for willful infringement plus costs. The Company answered Rockwell's complaint asserting, among other defenses, that Rockwell's patent is invalid. Rockwell's suit was stayed in 1995 pending resolution of another suit, involving the same patent, brought by Rockwell against the Federal government, and in which SDL had intervened. The suit between the Federal government and Rockwell was resolved in January 1999, by way of a settlement payment of $16.9 million from the Federal government to Rockwell. The Company did not participate in the settlement. As a result of that settlement, the suit was dismissed and the stay of Rockwell's suit against the Company was lifted and the California suit was reactivated.

Thereafter, Rockwell filed motions for partial summary judgment alleging that the Company has infringed certain claims of the Rockwell patent and that certain invalidity evidence presented by the Company is not applicable, which motions the Company vigorously opposed in court. A decision on the motions was rendered in the beginning of February 2000. The District Court ruled that the Company infringed the specified claims of Rockwell's patent. However, the Company continues to vigorously maintain its defense of invalidity of Rockwell's patent. Additional motions were considered by the Court in June 2000. The Court granted another motion brought by Rockwell, further limiting the grounds on which the Company can argue that Rockwell's patent is invalid. The Court also denied a motion brought by the Company for a ruling that Rockwell's damages were limited by the doctrine of laches because there were factual issues raised by the issue of laches that would require trial. The Court also in November 2000 granted Rockwell's motion for summary adjudication on the Company's affirmative defense that Rockwell cannot recover damages on its patent because of equitable estoppel. Rockwell has filed a further motion for summary judgment on the Company's inequitable conduct defense. The Company has vigorously opposed this motion because the Company believes there are factual issues that would require trial. That motion is scheduled for hearing on March 23, 2001.

If Rockwell prevailed in the litigation, Rockwell could be awarded substantial monetary damages. The award of monetary damages against the Company, including past damages, could have a material adverse impact on the Company's financial position, results of its operations and cash flows. During expert discovery, Rockwell has contended that the Company's infringement of the Rockwell patent entitles Rockwell to compensatory damages based on an equity stake in the Company. The Company believes that Rockwell's equity-based valuation is excessive and is not supported in law. The Company is vigorously opposing Rockwell's attempt to seek such damages. The Company has filed a motion seeking to preclude Rockwell from asserting its equity-based theory of damages at trial. That motion is scheduled for hearing on March 23, 2001. Rockwell has also claimed in expert discovery that the Company's infringement of its patent was willful. If Rockwell establishes willfulness by clear and convincing evidence, it would be entitled to enhanced damages up to a trebling of compensatory damages. The Company is vigorously opposing any entitlement by Rockwell to such an enhancement. Litigation and trial of Rockwell's claim against the Company is expected to involve significant expense to the Company and could divert the attention of the Company's technical and management personnel.

Rockwell's patent expired in January 2000, so that it is no longer possible for Rockwell to prevent the Company from using the fabrication process allegedly covered by Rockwell's patent. A trial date has been set in April 2001. Discovery in the litigation on several matters is currently ongoing. Despite the District Court's decisions on Rockwell's motions, the Company believes that Rockwell is not entitled to any damages because the patent is invalid and unenforceable, and because Rockwell is guilty of laches and inequitable conduct. While the Company believes that it has meritorious defenses to Rockwell's lawsuit, there can be no assurance that Rockwell will not ultimately prevail in this dispute. The resolution of this litigation is fact intensive so that the outcome cannot be determined and remains uncertain and the ultimate outcome could have a material adverse impact on the Company's financial position, results of operations and cash flows.

In addition, the Company is involved in other legal matters arising in the ordinary course of business, none of which are anticipated to have a material adverse impact on the Company's financial position, results of operations, or cash flows.

10. Segments of an Enterprise and Related Information

SDL has two reportable segments: communications and industrial laser. The communications business unit develops, designs, manufactures and distributes lasers, modulators, drivers, receiver circuits, network monitors, amplifiers, multiplexers, demultiplexers, modules and subsystems for applications in the telecom, datacom, cable television, and dense wavelength division multiplexing markets. The recent acquisitions, PIRI, Veritech, and Queensgate, are included in the communication segment. The industrial laser business unit develops, designs, manufacturers and distributes lasers and subsystems for applications in the surface heat treating, product marking, digital imaging, digital proofing, and thermal printing solutions markets.

The operating segments reported below are the segments of the Company for which separate financial information is available and for which operating income/loss amounts are evaluated regularly by executive management in deciding how to allocate resources and in assessing performance. The accounting policies of the operating segments are the same as those described in the summary of accounting policies.

The Company's reportable segments are business units that offer different products. The reportable segments are each managed separately because they manufacture and distribute distinct products with different applications. The Company does not allocate assets to its individual operating segments.

Information about reported segment income or loss is as follows (in thousands):

Year ended December 31, 2000:	Communication Products	Industrial Laser	Total
Revenue from external customers	$448,793	$56,042	$504,835
Segment Operating Income	$181,157	$5,875	$187,032

Year ended December 31, 1999:	Communication Products	Industrial Laser	Total
Revenue from external customers	$139,826	$47,195	$187,021
Segment Operating Income (loss)	$ 38,442	$(3,697)	$ 34,745

Year ended December 31, 1998:	Communication Products	Industrial Laser	Total
Revenue from external customers	$69,399	$43,393	$112,792
Segment Operating Income	$3,571	$4,908	$ 8,479

A reconciliation of the totals reported for the operating segments to the applicable line items in the consolidated financial statements is as follows (in thousands):
Operating Income (Loss):	2000	1999	1998
Total operating income from operating segments:	$187,032	$34,745	$8,479
Merger costs:	(4,019)	(2,677)	-
In Process R&D and related costs:	(27,400)	(2,195)	-
Stock compensation charges and payroll taxes on stock options:	(20,559)	-	-
Amortization of intangibles:	(376,005)	(809)	(777)
Total consolidated operating income (loss):	$ (240,951)	$29,064	$7,702

Geographic Information

Information regarding geographic areas for the years ended December 31, 2000, 1999 and 1998 is as follows (in thousands):

Year ended December 31, 2000	Revenue (a)	Long-Lived Assets (b)
United States	$177,910	$2,549,029
United Kingdom	105,177	205,766
Canada	48,856	15,365
France	82,130	-
Japan	22,812	-
Germany	21,523	-
Hong Kong	15,419	-
Other foreign countries	31,008	-
Total	$504,835	$2,770,160
Year ended December 31, 1999	Revenue (a)	Long-Lived Assets (b)
United States	$ 90,587	$50,848
Canada	22,341	8,289
United Kingdom	20,126	6,290
France	24,642	-
Japan	7,869	-
Italy	7,453	-
Germany	5,889	-
Other foreign countries	8,114	-
Total	$187,021	$65,427
Year ended December 31, 1998	Revenue (a)	Long-Lived Assets (b)
United States	$82,882	$33,624
Canada	6,503	3,016
United Kingdom	4,340	6,917
Germany	4,771	-
France	4,308	-
Japan	6,886	-
Other foreign countries	3,102	-
Total	$112,792	$43,557
  Revenue is attributed to countries based on the location of customers.
  Long-lived assets excludes deferred income taxes.

Major Customers

During fiscal 2000, four communication product customers and their affiliates accounted for 16 percent, 11 percent, 11 percent, and 10 percent of revenues, respectively. During fiscal 1999, three communication product customers and their affiliates accounted for 15 percent, 11 percent and 11 percent of revenues, respectively. These three customers in fiscal 1999 were also significant customers in fiscal 2000. During fiscal 1998, another customer purchased products from the communication and industrial laser segments that accounted for a combined 13 percent of revenues.

11. Employee Benefit Plan

In 1990, the Company established the SDL, Inc. Profit Sharing and Saving Plus Plan (the Plan) that covers substantially all U.S. full-time employees and is qualified under Sections 401(a) and 401(k) of the Internal Revenue Code. Participants may defer up to 20 percent of their pre-tax earnings (up to the Internal Revenue Service limit). The Company matches 50 percent of employee contributions up to a maximum of 5 percent of the participant's pre-tax earnings. The participants' as well as the Company's matching contributions are fully vested. Company contributions to the Plan were approximately $1.0 million, $0.7 million, and $0.6 million for 2000, 1999, and 1998, respectively.

12. Quarterly Results (Unaudited)

The following table contains selected unaudited consolidated statements of operations data for each quarter of fiscal 2000 and 1999.

	Quarters Ended
	1999				2000
	Mar. 31	June 30	Sept. 30	Dec. 31	Mar. 31	June 30	Sept. 30	Dec. 31
	(In thousands, except per share data)
Revenue	$ 37,666	$ 43,171	$ 47,507	$ 58,677	$ 72,206	$ 110,512	$ 146,516	$ 175,601
Cost of revenue	23,033	24,973	26,656	32,576	37,616	55,214	70,058	76,756
Gross margin	$ 14,633	$ 18,198	$ 20,851	$ 26,101	$ 34,590	$ 55,298	$ 76,458	$ 98,845
Research and development	3,781	4,292	5,237	5,733	5,903	8,569	12,214	13,450
Selling, general, and administrative	5,680	6,443	6,527	8,045	7,298	13,504	18,127	19,653
Merger costs	-	2,677	-	-	-	-	3,168	851
In-process research and development	1,495	-	-	-	1,200	26,200	-	-
Amortization of purchased intangibles and goodwill	179	210	210	210	1,744	71,627	151,327	151,307
Operating income (loss)	$ 3,498	$ 4,576	$ 8,877	$ 12,113	$ 18,445	$ (64,602)	$(108,378)	$ (86,416)
Net income (loss)	$ 2,623	$ 3,211	$ 7,384	$ 11,995	$ 14,244	$ (70,731)	$(115,833)	$(122,846)
Net income (loss) per share-basic	$ 0.04	$ 0.05	$ 0.12	$ 0.17	$ 0.20	$ (0.89)	$ (1.34)	$ (1.41)
Net income (loss) per share-diluted	$ 0.04	$ 0.05	$ 0.11	$ 0.16	$ 0.19	$ (0.89)	$ (1.34)	$ (1.41)
Weighted average shares-basic	60,176	61,894	64,186	71,022	72,019	79,246	86,608	87,357
Weighted average shares-diluted	64,296	65,922	68,292	75,374	76,507	79,246	86,608	87,357

13. Subsequent Events (unaudited)

On July 10, 2000, the Company entered into a definitive agreement to be acquired by JDS Uniphase Corporation for common stock valued at approximately $40.7 billion. The acquisition was completed on February 13, 2001. Upon closing of the acquisition, the Company exchanged each share of its common stock for 3.8 shares of common stock of JDS Uniphase Corporation. In addition, JDS Uniphase issued options in exchange for outstanding options of the Company with the number of shares and the exercise prices appropriately adjusted by the exchange ratio.

(b) Pro Forma Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS OF JDS UNIPHASE AND SDL

The following unaudited pro forma condensed combined consolidated financial statements give effect to the merger of JDS Uniphase and SDL using the purchase method of accounting and include the pro forma adjustments described in the accompanying notes.

The following Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the six months ended December 30, 2000 and the Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet as of December 30, 2000 of JDS Uniphase and SDL are based on the historical financial statements of JDS Uniphase and SDL, after giving effect to the merger with SDL under the purchase method of accounting and the assumptions and adjustments described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements of JDS Uniphase and SDL.

The following Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations of JDS Uniphase and SDL for the fiscal year ended June 30, 2000 is based on the Unaudited Pro Forma Combined Consolidated Statement of Operations of SDL included in Form 8-K/A filed August 14, 2000 (combining SDL, PIRI, Veritech and Queensgate), the Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations of JDS Uniphase in Amendment No. 1 to Form S-4 filed November 17, 2000 (combining JDS Uniphase, OCLI and E-TEK) after giving effect to the merger with SDL under the purchase method of accounting and the assumptions and adjustments described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements of JDS Uniphase and SDL.

The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements of JDS Uniphase and SDL should be read in conjunction with the historical financial statements of JDS Uniphase and SDL, the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements of JDS Uniphase, OCLI and E-TEK in Amendment No. 1 to Form S-4 filed November 17, 2000, and the Unaudited Pro Forma Combined Consolidated Financial Statements of SDL included in Form 8-K/A filed August 14, 2000 (combining SDL with PIRI, Veritech and Queensgate).

The Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations of JDS Uniphase and SDL are presented as if the combination had taken place on July 1, 1999. The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the year ended June 30, 2000 combines the year ended June 30, 2000 for Pro Forma JDS Uniphase (combining JDS Uniphase, OCLI and E- TEK) and the twelve months ended June 30, 2000 for Pro Forma SDL (combining SDL with PIRI, Veritech and Queensgate). The Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet is presented to give effect to the proposed merger as if it occurred on December 30, 2000 and combines the balance sheets of JDS Uniphase and SDL as of that date. The pro forma information does not purport to be indicative of the results that would have been reported if the above transactions had been in effect for the period presented or which may result in the future.

On February 13, 2001, the Company completed the sale of its Zurich, Switzerland subsidiary to Nortel Networks ("Nortel") for 65.7 million shares of Nortel common stock valued at $2.1 billion, as well as up to an additional $500 million in Nortel common stock payable to the extent Nortel purchases do not meet certain levels under new and existing programs through December 31, 2003. The Company expects to record a gain estimated at $1.9 billion in the quarter ended March 31, 2001.

From August 1999 through January 2001, JDS Uniphase acquired AFC Technologies, EPITAXX, Inc., SIFAM Limited, Oprel Technologies, Inc., the remaining 49% interest of IOT of Germany, Cronos Integrated Microsystems, Inc., Fujian Casix Laser, Inc., Epion Corporation, Optical Process Automation, Inc. and Iridian Corporation. The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements of JDS Uniphase and SDL do not include on a pro forma basis these acquisitions or the disposition of its Swiss subsidiary since individually and collectively they are not significant to JDS Uniphase.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
OF JDS UNIPHASE AND SDL
SIX MONTHS ENDED DECEMBER 30, 2000
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	JDS Uniphase	SDL	Pro Forma Adjustments	Pro Forma JDS Uniphase Combined

Net sales	$1,711,593	$322,117	($31,346)	$2,002,364
Cost of sales	886,413	146,814	(22,142)	1,011,085
Gross profit	825,180	175,303	(9,204)	991,279

Operating expenses:
Research and development	133,607	25,664	-	159,271
Selling, general, and administrative	221,424	37,780	2,249	261,453
Amortization of intangibles and			(302,634)
deferred compensation	2,211,591	302,634	4,093,922	6,305,513
Acquired in-process research and development	8,900	-	-	8,900
Other operating expenses	487	4,019	(4,019)	487
Total operating expenses	2,576,009	370,097	3,789,518	6,735,624

Loss from operations	(1,750,829)	(194,794)	(3,798,722)	(5,774,345)
Interest and other income, net	(67,699)	12,612	-	(55,087)

Loss before income taxes	(1,818,528)	(182,182)	(3,798,722)	(5,799,432)

Income tax expense	93,532	56,497	-	150,029

Net loss	($1,912,060)	($238,679)	($3,798,722)	($5,949,461)

Basic loss per share	($2.00)	($2.74)		($4.63)

Dilutive loss per share	($2.00)	($2.74)		($4.63)

Average number of shares outstanding	953,664	86,993		1,284,198

Average number of shares outstanding assuming dilution	953,664	86,983		1,284,198

See accompanying notes to JDS Uniphase and SDL unaudited pro forma condensed combined consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED STATEMENT OF OPERATIONS
OF JDS UNIPHASE AND SDL
YEAR ENDED JUNE 30, 2000
(IN THOUSANDS, EXCEPT PER SHARE DATA)
	Pro Forma JDS Uniphase, OCLI & E-TEK	Pro Forma SDL (SDL, PIRI, Veritech & Queensgate)	Pro Forma Adjustments	Pro Forma JDS Unpihase Combined

Net sales	$ 1,900,734	$ 373,778	$ (37,075)	$ 2,237,437
Cost of sales	972,297	186,005	(16,311)	1,141,991
Gross profit	928,437	187,773	(20,764)	1,095,446

Operating expenses:
Research and development	162,680	27,421	-	190,101
Selling, general, and administrative	238,329	49,063	4,497	291,889
Amortization of intangibles and			(603,456)
deferred compensation	4,484,427	603,456	8,187,844	12,872,271
Acquired in-process research and
development	27,611	-	-	27,611
Other operating expenses	(307)	-	-	(307)
Total operating expenses	4,912,740	679,940	7,588,885	13,181,565

Loss from operations	(3,984,303)	(492,167)	(7,609,649)	(12,086,119)
Interest and other income, net	85,599	15,363	-	100,962

Loss before income taxes	(3,898,704)	(476,804)	(7,609,649)	(11,985,157)

Income tax expense	131,640	17,269	-	148,909

Net loss	$ (4,030,344)	$ (494,073)	$ (7,609,649)	$ (12,134,066)

Basic loss per share	($4.70)	($6.00)		($10.36)

Dilutive loss per share	($4.70)	($6.00)		($10.36)

Average number of shares outstanding	858,287	82,393		1,171,380

Average number of shares outstanding assuming dilution	858,287	82,393		1,171,380

See accompanying notes to JDS Uniphase and SDL unaudited pro forma condensed combined consolidated financial statements.

Unaudited Pro Forma Condensed Combined

Consolidated Balance Sheet
JDS Uniphase and SDL
December 30, 2000
(in thousands)

	JDS Uniphase	SDL	Pro Forma Adjustments	Pro Forma JDS Uniphase Combined

ASSETS
Current assets:
Cash and cash equivalents	$430,102	$258,253	($366,500)	$321,855
Short-term investments	700,575	155,883	-	856,458
Accounts receivable	631,930	112,273	(10,232)	733,971
Inventories	493,944	66,550	-	560,494
Other current assets	140,506	12,662	-	153,168
Total current assets	2,397,057	605,621	(376,732)	2,625,946

Property, plant, and equipment, net	930,663	125,591	29,651	1,085,905
			(2,639,991)
Intangible assets, including goodwill	20,018,273	2,639,991	40,149,269	60,167,542
Other assets	1,599,234	7,670	-	1,606,904
Total assets	$24,945,227	$3,378,873	$37,162,197	$65,486,297

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 232,924	$ 38,093	$ (10,232)	$ 260,785
Other current liabilities	446,018	56,753	-	502,771
Total current liabilities	678,942	94,846	(10,232)	763,556

Long-term debt	27,189	-	-	27,189
Other non-current liabilities	21,331	6,198	-	27,529
Deferred tax liabilities	926,940	-	-	926,940
			(3,271,497)
			41,148,329
			(364,600)
Stockholders' equity	23,290,825	3,277,829	(339,803)	63,741,083
Total liabilities and stockholders' equity	$24,945,227	$3,378,873	$37,162,197	$65,486,297

See accompanying notes to JDS Uniphase and SDL unaudited pro forma condensed combined consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS OF JDS UNIPHASE AND SDL

  BASIS OF PRO FORMA PRESENTATION

  On July 10, 2000, SDL agreed to merge with JDS Uniphase, in a transaction accounted for as a purchase. The total purchase price of $41.5 billion includes consideration of 333.8 million shares of JDS Uniphase common stock, the issuance of 42.2 million stock options valued at $4.1 billion in exchange for SDL options and estimated direct transaction costs of $367 million.

  The JDS Uniphase Pro Forma Condensed Combined Consolidated Financial Statements provide for the exchange of 3.8 shares of JDS Uniphase common stock for each outstanding share of SDL common stock. The average market price per share of JDS Uniphase common stock of $111.13 is based on the average closing price for a range of trading days (June 30, 2000 through July 14, 2000) around the announcement date (July 10, 2000) of the merger. Based on the total number of SDL options outstanding at February 13, 2001, JDS Uniphase issued options to purchase 42.2 million shares of JDS Uniphase common stock at a weighted average exercise price of $32.83. The fair value of the options, as well as estimated direct transaction expenses of $367 million, have been included as a part of the total purchase cost.

  The total purchase cost of the SDL merger is as follows (in thousands):

Value of securities issued	$ 37,091,905
Assumption of SDL options	4,056,424
41,148,329
Estimated transaction costs and expenses	366,500
Total purchase cost	$ 41,514,829

  The purchase price allocation, which is preliminary and therefore subject to change based on JDS Uniphase's final analysis, is as follows (in thousands):

	Amount	Annual Amortization	Useful Lives
Purchase Price Allocation:
Tangible net assets	$ 661,158	n/a	n/a
Intangible assets acquired:
Existing technology	441,321	$ 88,264	5 years
Core technology	214,200	42,840	5 years
Trademarks and tradename	46,000	9,200	5 years
Assembled workforce	47,700	11,925	4 years
Deferred compensation	339,802	155,605	0-4 years
Goodwill	39,400,048	7,880,010	5 years
In-process research and development	364,600	n/a	n/a
Total estimated purchase price allocation	$ 41,514,829	$ 8,187,844

  An independent valuation specialist performed an allocation of the total purchase price of SDL to its individual assets. Of the total purchase price,$364.6 million has been allocated to in-process research and development and will be charged to expense in the period the transaction closes. Due to their nonrecurring nature, the in-process research and development attributed to the SDL transaction and the transaction costs incurred by SDL estimated at $40 million have been excluded in the pro forma statements of operations. The remaining purchase price has been allocated to specifically identifiable assets acquired, including an adjustment to write-up property and equipment of SDL to fair value by $29.7 million, and goodwill.

  In addition to the value assigned to the in-process research and development projects, SDL's tangible assets and specific intangible assets were identified and valued. The related amortization of the identifiable tangible and intangible assets is reflected as a pro forma adjustment to the Unaudited Pro Forma Condensed Combined Statement of Operations. The identifiable intangible assets include existing technology, core technology, trademarks and trade name, and assembled workforce.

  The acquired existing technology, which is comprised of products that are already technologically feasible, includes products in most of SDL's product lines. The main business segments, in which these product lines fall, are communication products and industrial products. JDS Uniphase expects to amortize the acquired existing technology of approximately $441.3 million on a straight-line basis over an average estimated remaining useful life of 5 years. The acquired core technology represents SDL trade secrets and patents developed through years of experience in design, package and manufacture of laser components and modules for fiber optic telecommunication networks. SDL's products are designed for long-haul applications, as well as emerging short-haul applications, such as metropolitan area networks. This proprietary know-how can be leveraged by SDL to develop new and improved products and manufacturing processes. JDS Uniphase expects to amortize the acquired core technology of approximately $214.2 million on a straight-line basis over an average estimated remaining useful life of 5 years.

  The trademarks and trade names include the SDL trademark and trade name. JDS Uniphase expects to amortize the trademarks and trade names of approximately $46.0 million on a straight-line basis over an estimated remaining useful life of 5 years.

  The acquired assembled workforce is comprised of over 2,200 skilled employees across SDL's Executive, Research and Development, Manufacturing, Supervisor/Manager, and Sales and Marketing groups. JDS Uniphase expects to amortize the value assigned to the assembled workforce of approximately $47.7 million on a straight-line basis over an estimated remaining useful life of 4 years.

  Deferred compensation represents a portion of the estimated intrinsic value of unvested SDL stock options assumed by JDSU in the merger agreement to the extent that service is required after the closing date of the merger in order to vest. In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an Interpretation of APB No. 25. The Interpretation, which is effective as of July 1, 2000, results in compensation charges over the remaining term of the option's vesting period, whereas options assumed from mergers and acquisitions prior to July 2000 resulted in no compensation charges but were included in JDS Uniphase's allocation of purchase price consideration as a component of goodwill. JDS Uniphase expects to amortize the value assigned to deferred compensation of approximately $339.8 million over the remaining vesting period of up to four years.

  Goodwill, which represents the excess of the purchase price of an investment in an acquired business over the fair value of the underlying net identifiable assets, is amortized on a straight-line basis over its estimated remaining useful life of 5 years.

  SDL is currently developing new products that qualify as in-process research and development in multiple product areas. For the purposes of determining which projects qualified as in-process research and development, technological feasibility is defined as being equivalent to completion of design verification testing, when the design is finalized and ready for pilot manufacturing.

  The following is a general description of in-process research and development efforts as of February 13, 2001:

  Current engineering efforts are focused on developing new products, integrating new technologies, improving manufacturing efficiencies, improving product performance and integrating multiple functions into single components and multiple components into modules. The principal products to which research and development efforts are directed are as follows: pump laser chips, pump laser modules, Raman chips and amplifiers, external modulators and drivers and industrial products. There is a risk that these developments and enhancements will not be competitive with other products using alternative technologies that offer comparable functionality.

  Pump Laser Chips. SDL supplies high power 980nm pump laser chips to provide power to optical amplifiers used in fiber optic systems. SDL's pump laser chip development efforts support future generation optical amplifiers. SDL expects the development cycle for the current research and development project with respect to these products to continue for another two to four months, with expected completion dates in the first and second quarters of the calendar year 2001. Development costs incurred to date are approximately $2.5 million with estimated cost to complete of approximately $0.3 million, which SDL expects to incur ratably over the remainder of the development cycle.

  Pump Laser Modules. SDL supplies 980nm pump laser modules that lead the industry in output power and performance. SDL expects the development cycle for the current research and development project with respect to these pump laser modules to continue for another 10 months, with expected completion dates in the fourth quarter of calendar year 2001. Development costs incurred to date are approximately $2.1 million with estimated cost to complete of approximately $2.2 million, which SDL expects to incur ratably over the remainder of the development cycle.

  Raman Chips and Amplifiers. SDL is engaged in the development of Raman chips and amplifiers, which are an emerging technology in fiber optic transmissions systems. Raman amplifiers differ from conventional EDFAs in that they use installed optical fiber as the amplification medium rather than erbium-doped fiber. SDL expects the development cycle for the current research and development project with respect to these Raman chips and amplifiers to continue for another 16 months, with expected completion dates starting in the first quarter of the calendar year 2001 and finishing in the fourth quarter of calendar year 2002. Development costs incurred to date are approximately $13.3 million with estimated cost to complete of approximately $6.6 million, which SDL expects to incur ratably over the remainder of the development cycle. External Modulators and Drivers. SDL supplies external modulators that are utilized in very high channel count systems with very long propagation distances. Development costs incurred to date are approximately $3.4 million with estimated cost to complete of approximately $14.0 million, which SDL expects to incur ratably over the remainder of the development cycle of 22 months.

  Industrial Products. SDL supplies products for non-communications applications. These include applications such as printing and materials processing. SDL expects the development cycle for the current research and development projects with respect to these industrial products to continue for another two months, with expected completion dates in the first quarter of calendar year 2001. Development costs incurred to date are approximately $2.6 million with estimated cost to complete of approximately $0.4 million, which SDL expects to incur ratably over the remainder of the development cycle.

  VALUE ASSIGNED TO IN-PROCESS RESEARCH AND DEVELOPMENT

  The value assigned to in-process research and development was determined by considering the importance of each project to the overall development plan, estimating costs to develop the purchased in-process research and development into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present value. The revenue estimates used to value the purchased in-process research and development were based on estimates or relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by SDL and its competitors. The rates utilized to discount the net cash flows to their present value are based on SDL weighted average cost of capital. Given the nature of the risks associated with the difficulties and uncertainties in completing each project and thereby achieving technological feasibility, anticipated market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets, the weighted average cost of capital was adjusted. Based on these factors, discount rates of 12% and 20% were deemed appropriate for the existing and in-process technology, respectively.

  The estimates used in valuing in-process research and development were based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and no assurance can be given that unanticipated events and circumstances will not occur. Accordingly, actual results may vary from the projected results. Any such variance may result in a material adverse effect on SDL's financial condition and results of operations.

  With respect to the acquired in-process technologies, the calculations of value were adjusted to reflect the value creation efforts of SDL prior to the merger. Following are the estimated completion percentages with respect to the current research and development efforts and technology lives:
Project	Percent Completed	Expected Technology Life
Pump Laser Chips	92%	5 years
Pump Laser Modules	50%	5 years
Raman Chips and Amplifiers	64%	5 years
External Modulators and Drivers	31%	5 years
Industrial Products	74%	5 years

  The value assigned to each acquired in-process research and development project as of January 31, 2001 was as follows (in thousands):
Pump Laser Chips	$134,848
Pump Laser Modules	21,711
Raman Chips and Amplifiers	108,913
External Modulators and Drivers	83,708
Industrial Products	15,420
Total acquired in-process research and development	$364,600

  A portion of the purchase price has been allocated to developed technology and acquired in-process research and development. Developed technology and in-process research and development were identified and valued through analysis of data provided by SDL concerning developmental products, their stage of development, the time and resources needed to complete them, if applicable, their expected income generating ability, target markets and associated risks. The Income Approach, which includes an analysis of the markets, cash flows and risks associated with achieving such cash flows, was the primary technique utilized in valuing the developed technology and in-process research and development.

  Where developmental projects had reached technological feasibility, they were classified as developed technology, and the value assigned to developed technology was capitalized. Where the developmental projects had not reached technological feasibility and had no future alternative uses, they were classified as in-process research and development and will be charged to expense upon closing of the merger.

  PRO FORMA ADJUSTMENTS

  The JDS Uniphase Unaudited Pro Forma Condensed Combined Consolidated Financial Statements give effect to the allocation of the total purchase cost to the assets and liabilities of SDL based on their respective fair values and to amortization over the respective useful lives of amounts allocated to intangible assets. Intercompany balances between JDS Uniphase and SDL have been eliminated for pro forma presentations. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had JDS Uniphase and SDL filed consolidated income tax returns during the periods presented.

  PRO FORMA NET LOSS PER SHARE

  The pro forma basic and dilutive net loss per share are based on the weighted average number of shares of pro forma JDS Uniphase common stock outstanding during each period and pro forma weighted average number of SDL shares of common stock outstanding multiplied by the exchange ratio. Dilutive securities including the replacement SDL options are not included in the computation of pro forma dilutive net loss per share as their effect would be anti-dilutive.

Item 7. Financial Statements, Pro Forma Information and Exhibits (continued)

(C) Exhibits

23.1 Consent of Ernst & Young LLP, Independent Auditors
23.2 Consent of Arthur Andersen, Chartered Accountants

SIGNATURES

Pursuant to the requirement of the Security Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JDS Uniphase Corporation

By:	/s/ Anthony R. Muller

Anthony R. Muller
Senior Vice President of Finance and CFO

Date: March 23, 2001